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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

                                             Investors:
                                             Doug Morris
                                             212-515-1964

                       RELIANCE GROUP HOLDINGS CONTINUES
                           RESTRUCTURING NEGOTIATIONS
             Icahn Tender Offer Temporarily Halted by Appeals Court

NEW YORK - January 24, 2001 - Reliance Group Holdings (RGH) announced today that it, along with various creditor groups, remains in discussions with state insurance regulators regarding the Company's proposed plan of reorganization. On January 5, 2001, RGH said that it expected to announce its plan of reorganization on or before January 24, 2001, the termination date of the partial tender offer (the "Icahn offer") commenced by High River Limited Partnership, a limited partnership controlled by Carl C. Icahn for up to $40 million of RGH's Senior Notes.

Separately, RGH announced that on January 22, 2001, the Second United States Circuit Court of Appeals ordered a continuance of the temporary restraining order against Carl Icahn, High River Limited Partnership and Icahn Associates Corp. from purchasing additional RGH Senior Notes through either the Icahn offer or on the open market pending a hearing to be held on January 30, 2001. As previously announced, on January 5, 2001, RGH filed a lawsuit in federal court seeking to enjoin Mr. Icahn, High River Limited Partnership, Icahn Associates Corp. and their affiliates from, among other things, (a) proceeding with the Icahn offer until the related documents are amended to correct misstatements of fact and other misleading statements and omissions and (b) purchasing Senior Notes outside of the offer. On January 12, 2001, Federal Judge Alvin Hellerstein ruled that Mr. Icahn could proceed with his tender offer following curative measures to the tender offer materials. RGH appealed this decision to the Second United States Circuit Court of Appeals on January 18, 2001.

Additionally, on January 22, 2001, Reliance Financial Services Corp. (RFSC) and RGH filed a lawsuit in the New York Supreme Court to enjoin Mr. Icahn, High River Limited Partnership, Icahn Associates Corp., Icahn & Co., Inc. and others from purchasing additional RFSC bank debt. On January 22, 2001, the State Supreme Court issued a temporary restraining order against such parties purchasing additional bank debt at least until a hearing can be held on January 25, 2001.

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Any statements in this communication which may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Corporation's public filings with the Securities and Exchange Commission, and more generally, to: general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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